EXHIBIT 99.3


                             DELEGATION OF AUTHORITY

This Delegation of Authority is granted on August 30, 200, by Jericho II, L.L.C., a Michigan limited liability company ("Company") to Cynthia R. May and is premised on upon the following facts and circumstances:



    1. Company is the owner of shares of the capital stock of Bigmar, Inc: (the "Stock")

    2. Company wishes to authorize May, as a member of this Company to act upon behalf of Company with respect to the stock.


In consideration of the premises and other good and valuable consideration the receipt and adequacy of which is acknowledged, Company and May agree as follows:


    1. May is authorized, directed and empowered to take all actions with respect to the Stock which the Company should take.

    2. The powers of May with respect to the Stock include but are not limited to, the authority to exercise in person or by general or limited proxy all the voting rights, privileges and powers with respect to the Stock; to take all steps to realize all benefits with respect to the Stock including the power to enter into or oppose alone or with others votings trust, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in financial structures; and for and upon behalf of the Company exeucte each and every instrument, undertake each and every obligation, and to take from time to time and all actions whatsoever in nature.

    3. All actions taken by May with respect to the Stock shall be binding upon the Company. No person relying upon this document shall incur any liability to the Company as a result of permitting May to exercise and power granted to May by this document.

    4. It is the intent of this document that May have all power and authority with respect to the Stock which she would possess if she were the registered owner of the Stock and this document shall be interpreted accordingly.


Company, by all its Members, and May have shigned this document on the date above written.

                                  Jericho II, L.L.C., a Michigan Limited
                                     Liability Company


                                     BY: /s/ CYNTHIA R. MAY
                                         -----------------------------------
                                         CYNTHIA R. MAY, member


                                     BY: /s/ HAROLD C. BALDAUF
                                         -----------------------------------
                                         HAROLD C. BALDAUF, member


                                     BY: /s/ JOHN TRAMONTANA
                                         -----------------------------------
                                         JOHN TRAMONTANA, member